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Exhibit 10.3

ADDENDUM TO FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

The First Amendment To Employment Agreement provides a non-qualified Supplemental Employees Retirement Plan (SERP) under which certain benefits are to be provided to the Executive. Section 4(b)(i)(A) of the Agreement defines the SERP to be a multiple of the Executive's base salary and annual cash incentive bonus.

The purpose of this addendum is to clarify the meaning of annual cash incentive bonus.

The annual cash incentive bonus is the amount calculated by applying a performance percent, as determined by the Personnel and Compensation Committee of the Board, to the executive's annual target bonus for each year (or portion of a year) that the executive is employed as Chief Executive Officer of Alliant Techsystems Inc.; the annual cash incentive bonus amount is calculated before any deferral or conversion to ATK stock.

/s/ Daryl L. Zimmer	/s/ Paul David Miller
Daryl L. Zimmer	Paul David Miller
Vice President, General Counsel and Secretary	Chairman and Chief Executive Officer
Date: August 9, 2000	Date: August 9, 2000

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ADDENDUM TO FIRST AMENDMENT TO EMPLOYMENT AGREEMENT